Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI COMPLETES PRIVATE OFFERING OF
$200 MILLION OF ITS 7 7/8% SENIOR NOTES DUE 2020
TEMPE, ARIZONA — NOVEMBER 29, 2010 — Mobile Mini, Inc. (NASDAQ GS: MINI) (the “Company”) announced that it completed a private offering of $200 million aggregate principal amount of its 7 7/8% senior notes due 2020 to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. The notes were sold to the purchasers at a price of 100% of their face value. The Company used the proceeds of the offering to repurchase approximately 88% of its outstanding 9.75% senior notes due 2014, and to pay fees and expenses related to the offering. The repurchase was made pursuant to the previously announced tender offer and consent solicitation for such notes, which were originally issued by Mobile Storage Group, Inc. and assumed by the Company in connection with its acquisition of Mobile Storage Group in June 2008. The notes are senior unsecured obligations of the Company and are guaranteed by all of the Company’s domestic subsidiaries.
The senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, and will therefore be subject to substantial restrictions on transfer.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
About Mobile Mini
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 249,000 portable storage and office units with 121 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This press release contains forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 477-0241
www.mobilemini.com